UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2010

KANDI TECHNOLOGIES, CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(Address of principal executive offices) (Zip Code)

(86-0579) 82239851
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 below is incorporated herein by reference.

Item 8.01 Other Events.

On December 21, 2010, Kandi Technologies, Corp. (the “Company”) agreed to sell to certain institutional investors, pursuant to a securities purchase agreement, in the form attached hereto as Exhibit 10.1, up to 3,027,272 shares of the Company’s common stock and warrants to purchase up to 1,210,912 shares of the Company’s common stock in a registered direct public offering (the “Offering”).  The Offering was effected as a takedown off the Company’s shelf registration statement on Form S-3 (File No. 333-163222), which became effective on December 24, 2009, pursuant to a prospectus supplement to be filed with the U.S. Securities and Exchange Commission.

The Company will receive aggregate gross proceeds, before deducting fees to the placement agent and other estimated offering expenses payable by the Company, of approximately $16,649,996.  The common stock and warrants were sold in fixed combinations, with each combination consisting of one share of common stock and a warrant to purchase 0.40 shares of common stock.  The purchase price is $5.50 per fixed combination.  The warrants will become exercisable immediately following the closing date of the Offering and will remain exercisable for three years thereafter at an exercise price of $6.30 per share.  The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions and in the event the Company issues or is deemed to issue shares of common stock for less than the exercise then in effect.  A form of which is attached hereto as Exhibit 4.1.

The exercisability of the warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.9% of the Company’s common stock.

The Company has agreed with each of the purchasers that, subject to certain exceptions, it will not, within the sixty (60) trading days following the closing of the Offering (which period may be extended in certain circumstances), enter into any agreement to issue or announce the issuance or proposed issuance of any securities.

The Company has also agreed with each of the purchasers that for a period of 12 months, it will not effect or enter into an agreement to effect a “Variable Rate Transaction,” which means a transaction in which the Company:

•
issues or sells any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the shares of our common stock at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for our common stock, other than pursuant to a customary “weighted average” anti-dilution provision; or

•
enters into any agreement (including, without limitation, an equity line of credit) whereby we may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights).

The Company has also agreed with each of the purchasers if the Company issues securities within the 12 months following the closing of the Offering, the purchasers shall have the right to purchase all of the securities on the same terms, conditions and price provided for in the proposed issuance of securities.

The net proceeds to the Company from the Offering, after deducting placement agent fees and the estimated offering expenses borne by the Company, and excluding the proceeds, if any, from the exercise of the warrants issued in the Offering, are expected to be approximately $15,462,747.  The Offering will close on or before December 23, 2010.  After giving effect to the Offering, but without giving effect to the exercise of the warrants being offered, the Company will have 27,394,101 shares of common stock outstanding.

On December 21, 2010, the Company issued a press release announcing the Offering.  A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Exhibit Title or Description
4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 21, 2010

KANDI TECHNOLOGIES, CORP.

By:	/s/ Hu Xiaoming
Name: Hu Xiaoming
Title: Chief Executive Officer